Exhibit 10.4.1
Certain information contained in this exhibit has been redacted where indicated because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

4/16/2024
SEPARATION AGREEMENT AND GENERAL RELEASE
Separation Agreement and General Release (“Agreement and Release”) by and between Garet Guthrie (“Employee”) on the one hand and McGraw Hill LLC as successor to McGraw-Hill Global Education Holdings, LLC and/or McGraw-Hill School Education Holdings, LLC and McGraw Hill, Inc. (formerly Mav Holding Corporation), including their subsidiaries, divisions and affiliates, on the other hand (collectively, “McGraw Hill” or the “Company”)
WHEREAS, the Company has established The McGraw Hill Education, LLC Founding Executive Severance Plan (the “Severance Plan”); and
WHEREAS, Employee is a participant in the Severance Plan, which is incorporated into this Agreement and Release; and
WHEREAS, Employee’s participation in the Severance Plan is conditioned upon Employee entering into this Agreement and Release; and
WHEREAS, McGraw Hill, Inc. and Employee are party to a Nonqualified Stock Option Agreement dated as of December 3, 2021 (the “Stock Option Agreement”), pursuant to which Employee received a grant of 1,048,230 Options (as defined therein); and
WHEREAS, Employee is party to, and is a Management Stockholder as that term is defined in, the Stockholders Agreement dated as of December 17, 2021 among McGraw Hill, Employee and the various other parties thereto (the “Stockholders Agreement”).
NOW, THEREFORE, in exchange for and in consideration of the mutual promises set forth in this Agreement and Release, it is agreed as follows:
1.    Unless Employee earlier terminates Employee’s employment or is terminated by the Company for cause (as defined by the Company), Employee’s employment will continue until 4/30/2024 (the “Employment Termination Date”) and Employee will continue to receive Employee’s base salary as in effect as of the date of this Agreement and Release until the Employment Termination Date. It is understood that Employee’s employment will terminate on the Employment Termination Date regardless of whether or not Employee enters into this Agreement and Release, it being understood that this Agreement and Release is offered to Employee to provide the opportunity to receive the consideration stated in Section 2 below. Employee shall remain subject to all of McGraw Hill’s policies and procedures and Employee may be expected to perform all the functions of Employee’s job through the Employment Termination Date, unless Employee is advised by McGraw Hill to the contrary.

2.    Subject to the terms and conditions of this Agreement and Release, and due and payable only after the Effective Date (as defined in Section 6), Employee will receive the following Separation Pay (as defined in subsection 2(a)) in return for: (i) timely signing and returning this Agreement and Release, (ii) not revoking this Agreement and Release during the Revocation Period as provided in Section 4, and (iii) the waiver, discharge and general release of all claims as provided in Section 9 hereof, and the other agreements Employee has made in this Agreement and Release.
(a)    A cash severance benefit payable over the duration of the Separation Pay Period (as defined in Section 7(a)) equal to the sum of: (i) twelve (12) months of Employee’s current base salary, which amount equals $500,000, plus (ii) 100% of Employee’s current Annual Incentive Plan (“AIP”) target bonus (i.e., 70% of base pay), which amount equals $350,000, as previously established by the Company (the sum of (i) and (ii) are referred to herein as the “Separation Pay”). In addition, on or about June 15, 2024, Employee will be eligible to receive a cash payment that is equivalent to the AIP bonus he would have received for the fiscal year of the Company ending on March 31, 2024 reflecting his employment with the Company through the Employment Termination Date. This payment, if any, will be based on the degree of achievement in such fiscal year of the Company relative to its financial goals as applied to all participants in the AIP and will reflect the same percentage payout that is used to determine the payments to all participants in the AIP who are employed in the Company’s “Corporate” segment. Employee agrees and acknowledges that the Separation Pay and the bonus opportunity set forth above are in full satisfaction of all payments and benefits owing to Employee under the Severance Plan and that notwithstanding anything to the contrary in the Severance Plan, because his Employment Termination Date is April 30, 2024 as a mutual accommodation between him and the Company, he waives the right and will not be entitled to any partial AIP bonus in connection with the 30 calendar days he works for the Company in fiscal year 2025.
(b)    Upon Employee’s request McGraw Hill will provide outplacement services for a period of no less than twelve (12) months from the Employment Termination Date, at no cost to Employee.
(c)    The Company hereby agrees that Employee’s 104,823 Time-Based Options (as defined in the Stock Option Agreement) that are scheduled to vest on July 31, 2024 pursuant to the Stock Option Agreement will vest on such date notwithstanding that the last day of Employee’s employment is on the Employment Termination Date. Attachment 2 details the Employee’s original grant and the impact of this special vesting. The Stock Option Agreement shall otherwise govern the terms of Employee’s Options, including with respect to any additional vesting of Options thereunder.
Without limiting the payments that are due Employee under the terms of this Agreement and Release, Employee acknowledges and agrees that the Separation Pay and other payments and benefits provided under the terms of this Agreement and Release are in full satisfaction and lieu of any other payments and benefits which may have otherwise been owed to Employee under any other Company employment, severance, equity or termination agreement, policy or plan. Employee further acknowledges that (i) the payments and benefits under this Agreement and Release are adequate consideration for all of the terms of this Agreement and Release; and (ii)

except as required by applicable law, no payments or benefits are due under this Agreement and Release until it becomes irrevocable and effective in accordance with its terms.
3.    Employee is hereby given twenty-three (23) days from the date Employee was first provided with a copy of this Agreement and Release (i.e., March 25, 2024);, that is, until April 17, 2024, within which to consider this Agreement and Release and to decide whether to sign and return this Agreement and Release, which includes the waiver, discharge and release of all claims as set forth in Section 9 hereof. If Employee does not sign and return this Agreement and Release on or before April 17, 2024, it will automatically be deemed null and void and there will be no further obligation on the part of either McGraw Hill or Employee. Any modifications made to this Agreement and Release, material or otherwise, do not restart, extend, or affect in any manner the applicable consideration period. Employee may decide to sign and return this Agreement and Release in less time than twenty-three (23) days.
Upon signature, Employee must deliver by e-mail:
Jeannine Tait [Redacted]
Chief Human Resources & Communications Officer
McGraw Hill
4.    If Employee timely signs and returns this Agreement and Release, Employee will have the right to revoke it for seven (7) days after the date Employee signs and returns this Agreement and Release (the “Revocation Period”). Any revocation must be in writing and sent via email within the Revocation Period to:
Jeannine Tait [Redacted]
Chief Human Resources & Communications Officer
McGraw Hill
Employee’s notice of revocation, to be effective, must state that Employee is revoking his acceptance of this Agreement and Release. If Employee revokes this Agreement and Release during the Revocation Period, this Agreement and Release will be deemed null and void and there will be no further obligation on the part of either McGraw Hill or Employee in connection herewith.
5.    Employee is hereby advised to consult with an attorney prior to executing this Agreement and Release, which includes the waiver, discharge, and general release of all claims set forth in Section 9 below.
6.    If Employee timely signs and returns this Agreement and Release and does not revoke it during the Revocation Period, it will become effective on the date immediately following the end of the Revocation Period (the “Effective Date”). This Agreement and Release shall not become effective or enforceable and McGraw Hill shall have no obligation to make any payments under this Agreement and Release until the Effective Date.

7.    (a)    Providing this Agreement and Release becomes effective, Employee will have the option of receiving his total Separation Pay benefit provided under subsection 2(a) in a lump sum, less deductions required by law or authorized by Employee, payable within 30 days of the Employment Termination Date (the “Lump Sum Option”), or to accept Employee’s total Separation Pay benefit in the form of salary continuation installments payable in accordance with Employee’s regularly scheduled payroll cycle (the “Salary Continuation Installment Option”), commencing with a payroll period following the Employment Termination Date, as determined by the Company. The number of installment payments will be determined by the total number of weeks on which Employee’s total Separation Pay benefit is based, up to a maximum of fifty-two (52) weeks (the “Separation Pay Period”). If Employee elects the Lump Sum Option, Employee’s participation in group medical, dental, and life insurance plans, including any supplementary life insurance, will terminate on the last day of the month of the Employment Termination Date; provided that if Employee is otherwise eligible, Employee may elect continued coverage (COBRA coverage) for Employee and Employee’s eligible enrolled dependents for a period of up to eighteen (18) months. If applicable, a qualifying event notice setting forth Employee’s rights to COBRA coverage and the cost to Employee to continue such COBRA coverage will be provided to Employee on or around the last day of the Separation Pay Period, in accordance with applicable law.
(b)    If Employee elects the Salary Continuation Installment Option, the following shall apply:
(i)    Employee’s existing participation in group medical, dental, and life insurance plans, including any supplementary life insurance, will continue through the Separation Pay Period (12 months). Such continued participation will be provided at the active employee contribution rates which will automatically be deducted from Employee’s separation pay benefit checks. Employee’s coverage under these plans will cease at the end of the last month of the Separation Pay Period. If the final amount paid covers only days in the prior month, Employee’s insurance coverages will end on the last day of the prior month.
At the end of the Separation Pay Period, if Employee is otherwise eligible, Employee may elect COBRA coverage for Employee and Employee’s eligible enrolled dependents for a period of up to eighteen (18) months. A qualifying event notice setting forth Employee’s rights to COBRA coverage and the cost to Employee to continue such COBRA coverage will be provided to Employee on or around the last day of the Separation Pay Period, in accordance with applicable law.
(c)    Employee must indicate by signing in the appropriate space provided on Attachment 1 to this Agreement and Release whether Employee elects the Lump Sum Option or the Salary Continuation Installment Option. If this Agreement and Release becomes effective but Employee does not indicate an election by signing and returning Attachment 1 to this Agreement and Release by the Effective Date, Employee will be paid under the Lump Sum Option and Employee’s insurance coverages will end on the last day of the month in which the Employment Termination Date occurs (subject to Employee’s COBRA coverage rights, if any).

8.    All payments under this Agreement and Release are subject to all deductions required by law or authorized by Employee.
9.    In return for the consideration furnished to Employee by McGraw Hill, as set forth in this Agreement and Release, Employee hereby discharges and generally releases McGraw Hill and its current and former shareholders, parent corporation(s), subsidiary corporations, divisions, affiliates, successors and assigns, and their current and former directors, officers and employees, both individually and in their corporate capacities (hereafter collectively known as “McGraw Hill Releasees”) from any and all claims, causes of action, suits, agreements and damages which Employee may have now or in the future against the McGraw Hill Releasees relating to Employee’s employment, the termination of thereof, Employee’s past income tax withholding determinations by the Company or arising out of any other act, failure to act or event occurring on or before the date Employee executes this Agreement and Release, including but not limited to, any claims or causes of action Employee ever had, now has or could have under, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Immigration Reform and Control Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment and Retraining Notification Act, as amended; the Texas Pay Day Law; the Texas Workers’ Compensation Act; the Texas Commission on Human Rights Act; all other federal, state and local laws, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters. By executing this Agreement and Release, Employee hereby agrees that Employee will not initiate or maintain any proceeding in any judicial forum, or under McGraw Hill’s Fast and Impartial Resolution Program (FAIR), relating to any matters covered by this Agreement and Release. This release, however, shall not apply to the performance of McGraw Hill’s express obligation to Employee under this Agreement and Release. Both Employee and McGraw Hill may institute an action to specifically enforce any term of this Agreement and Release. Notwithstanding anything herein to the contrary, nothing in this Agreement and Release is intended to waive or release Employee’s rights that may not be waived as a matter of law, including claims under ERISA (Employee Retirement Income Security Act) with regard to any vested rights Employee may have in any tax qualified plan.
10.    By signing this Agreement and Release, Employee represents and affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled as of the Effective Date for all hours worked and that no other compensation, wages, bonuses, commissions and/or benefits are due to Employee as of the Effective Date, except as provided for in this Agreement and Release.

11.    Employee hereby agrees that the terms of this Agreement and Release, including the provisions of this Agreement and Release concerning payment to Employee of any monies or concerning the provision to Employee of any other benefits, shall be kept strictly confidential by Employee and shall not be disclosed to any third party, unless authorized by McGraw Hill, except that Employee may disclose such information to Employee’s attorney(s), Employee’s tax advisor(s) and Employee’s spouse or significant other or to governmental agencies. Employee agrees to request any governmental recipient of such information and to cause any other permitted third party recipient of any such information to maintain the strict confidentiality of the terms and provisions of this Agreement and Release.
12.    Employee’s obligations of confidentiality under Schedule A to the Stock Option Agreement are hereby incorporated by reference. Employee agrees that all property including but not limited to, inventory, records, files, documents, software, laptop computer, equipment, plans, policies, computer disks, financial data, and other like materials that is owned by and or relate to McGraw Hill, or that was received by Employee in the course of Employee’s employment, shall remain the sole property of McGraw Hill, and shall not be copied or turned-over to any third party, and shall be returned by Employee to McGraw Hill at the time specified by McGraw Hill but in no event later than the Employment Termination Date. If and to the extent during the period in which Employee is subject to the non-compete set forth in Schedule A to the Stock Option Agreement and wishes to inform the Company of the name of a prospective employer for purposes of seeking a waiver by the Company of the non-compete, at Employee’s request the Company will consider in good faith entering into a non-disclosure agreement with the Employee and/or such prospective employer pursuant to which the Company will agree not to disclose the name of the prospective employer. If and to the extent the Company informs its principal shareholder of the name of the prospective employer in connection with considering whether to grant the waiver, which the Company may grant or withhold in its sole discretion, the Company will inform the relevant individuals at its principal shareholder of the confidential nature of the information.
13.    Employee agrees that Employee will not disparage the McGraw Hill Releasees in any way, or make or give any disparaging comments, statements, opinions, or the like to the media about the McGraw Hill Releasees. McGraw Hill agrees that no member of its senior leadership team (i.e., the current CEO and his current direct reports) will disparage Employee in any way, or make or give any disparaging comments, statement, opinions, or the like to the media about Employee. McGraw Hill further agrees to advise the current members of the “Operating Council” who are not employees of McGraw Hill that they also will not disparage Employee in any way, or make or give any disparaging comments, statement, opinions, or the like to the media about Employee. Nothing contained in this Agreement and Release is intended to prohibit or restrict Employee from providing truthful information to any government agency or when testifying under oath. If Employee is subpoenaed, noticed or consents to testify with regard to anything having to do with the McGraw Hill Releasees, Employee agrees to notify, by email, David Stafford, Esq., General Counsel and Secretary, McGraw Hill, 1325 Avenue of the Americas, 6th Floor, New York, NY 10019, [Redacted], of Employee’s receipt of such subpoena, or notice or of Employee’s consent, including providing a copy of the subpoena or notice, within twenty-four (24) hours of Employee’s receipt of any such subpoena, notice or giving of Employee’s consent.
14.    In the event that Employee breaches Sections 11, 12 or 13 of this Agreement and Release, Employee shall forfeit any unpaid separation pay and benefits, Employee shall be required to repay to the Company any separation payments already made to Employee, and the Company shall be entitled to pursue any other relief available in law or equity.
15.    With respect to any pending or future litigation or investigations involving McGraw Hill, to the extent Employee has information or background about them, at the request of McGraw Hill, Employee agrees to appear and give testimony at depositions and at trial or other proceedings related to such litigation. McGraw Hill shall reimburse Employee for Employee’s reasonable out-of-pocket expenses, if any, actually incurred by Employee in connection with Employee’s attendance at any such proceedings. Employee agrees to promptly notify the McGraw Hill Legal Department if Employee is contacted by or on behalf of anyone suing or contemplating suit against McGraw Hill or otherwise seeking information about Employee’s work at McGraw Hill for such purposes. McGraw Hill agrees to reasonably cooperate in response to requests by Employee for documentation and/or information relating to Employee’s discussions with New York State relating to Employee’s past New York State income tax withholding by the Company.
16.    Employee agrees that neither the existence of this Agreement and Release nor the obligation to pay Employee any consideration for the release of all claims, as provided in this Agreement and Release, nor any other provision of this Agreement and Release, shall be considered or shall be admissible in any action or proceeding, as an admission by McGraw Hill of any liability, violation of law, error or omission.
17.    This Agreement and Release, including Attachments 1 and 2 hereto, sets forth the entire understanding of the parties concerning its subject matter, superseding all prior and contemporaneous understandings, memoranda, representations and agreements; provided, however, that the Stock Option Agreement and the Stockholders Agreement, including without limitation the restrictive covenants contained therein, will remain in effect in accordance with their terms. Notwithstanding the foregoing, nothing in this Agreement and Release shall diminish any prior obligation of confidentiality, non-competition or non-solicitation, if applicable, including any obligation contained in a written agreement, McGraw Hill policy, or applicable law or otherwise. This Agreement and Release may not be modified or amended except by a written instrument that specifically refers to this Agreement and Release and which is signed by both Employee and an authorized officer of McGraw Hill. This Agreement and Release shall be subject to and governed by the laws of the State of New York applicable to agreements entered into and wholly to be performed in that state.
18.    Should any provision of this Agreement and Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and Release in full force and effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.
19.    This Agreement and Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent. To the extent that any amount payable pursuant to this Agreement and Release is subject to Code Section 409A, it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Code Section 409A (the “Guidance”). In the event that any provision of this Agreement and Release would fail to satisfy the requirements of Code Section 409A and the Guidance, McGraw Hill shall be permitted to reform this Agreement and Release to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Code Section 409A or the Guidance.

ACCEPTED AND AGREED:

Signature:	/s/ Garet Guthrie	Date:	April 17, 2024

Print Name: Garet Guthrie

MCGRAW HILL LLC

/s/ Jeannine Tait
Received By:

Dated:	April 17, 2024

Attachment 1
INDICATE PAYMENT FORM BY SIGNING EITHER A OR B BELOW.
If this Agreement and Release becomes effective but Employee does not indicate Employee’s election by signing either A or B below and returning this Attachment 1 (with the Agreement) to the Company by the Effective Date, Employee will be paid under the SALARY CONTINUATION INSTALLMENT OPTION.
Name of Employee:    Garet Guthrie
A.    LUMP SUM OPTION
I elect to receive my separation pay in a lump sum on or after the thirtieth (30th) day after my Employment Termination Date. (If I do not indicate my choice by signing and returning this form by the Effective Date, I will be paid under the Lump Sum Option and my insurance coverages will cease at the end of the month in which I was terminated, subject to COBRA.) Separation Pay paid out via the Lump Sum Option will be considered a special pay and will be taxed accordingly at the supplemental rate.

/s/ Garet Guthrie	April 17, 2024

Signature	Date
OR
B.    SALARY CONTINUATION INSTALLMENT OPTION
I elect to receive any separation pay in the form of separation pay benefit checks in accordance with my regularly scheduled payroll cycle, constituting payment for the number of weeks on which my separation benefit is based (the “Separation Pay Period”). In addition, my participation in group medical, dental and life insurance plans shall be continued at the active employee contribution rates. Separation Pay paid out via the Salary Continuation Installment Option will be considered a special pay and will be taxed accordingly at the supplemental rate.

/s/ Garet Guthrie	4/17/2024

Signature	Date

Attachment 2
STOCK OPTION SUMMARY TABLE

Grant Date	Type of Nonqualified Stock Options	Number of Options Granted	Number of Vested Options as of 4/30/24	Number of Options Vesting on 7/31/24 (Special Vesting)	Total Number of Vested Options as of 7/31/24	Total Number of Unvested Options as of 7/31/24
12/3/21	Time-Based	524,115	209,646	104,823	314,469	209,646
12/3/21	Performance-Based	524,115	0	0	0	524,115
	Total	1,048,230	209,646	104,823	314,469	733,761
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